Exhibit 5.1
[Calfee, Halter & Griswold LLP Letterhead]
April 28, 2006
LNB Bancorp, Inc.
457 Broadway
Lorain, Ohio 44052
     Re: 2006 Stock Incentive Plan (the “Plan”)
     We are familiar with the proceedings taken and proposed to be taken by LNB Bancorp, Inc., an Ohio corporation (the “Company”), with respect to the 600,000 common shares, par value $1.00 per share, of the Company (the “Shares”), to be offered and sold from time to time pursuant to the Plan. As counsel for the Company, we have assisted in the preparation of a Registration Statement on Form S–8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Securities Act”).
     In this connection, we have examined such documents, records and matters of law as we have deemed necessary or advisable for purposes of the opinions expressed herein, and based thereon, we are of the opinion that the Shares are duly authorized and, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.
     The opinions expressed herein are limited solely to the laws of the State of Ohio.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Calfee, Halter & Griswold LLP

CALFEE, HALTER & GRISWOLD LLP